Exhibit 99.1

Annovis Secures DSMB Approval to Advance Pivotal Phase 3 Trial of Buntanetap in Alzheimer’s Disease

Malvern, PA, Feb. 12 -- Annovis Bio, Inc. (NYSE: ANVS) (“Annovis” or the “Company”), a Phase 3 clinical-stage biotechnology company developing the investigational oral therapy, buntanetap, for neurodegenerative diseases such as Alzheimer's disease (AD) and Parkinson's disease (PD), today announced that an independent Data and Safety Monitoring Board (DSMB) has issued a positive recommendation regarding the safety of buntanetap at 6 months, supporting the continuation of the ongoing pivotal Phase 3 AD clinical trial without modification.

The DSMB is responsible for periodically reviewing accumulated safety data and providing independent recommendations on the conduct and progression of the study. During the open session, Annovis presented an overview of the trial status, including enrollment progress, adverse events, and study timelines. In the closed session, attended exclusively by DSMB voting members to ensure full objectivity and by an unblinded reporting statistician, unmasked safety data were reviewed.

Following a comprehensive evaluation, the DSMB concluded that no safety concerns were identified and recommended that the clinical trial continue as planned, without changes. Moreover, the 6-month safety data in Alzheimer’s patients were consistent with those observed in Parkinson’s patients at the same time point. Subsequent safety evaluations are planned at 12 and 18 months.

“We are pleased to receive this positive recommendation from the DSMB,” said Maria Maccecchini, Ph.D., President, and CEO of Annovis. “This response reinforces our confidence in the safety profile of buntanetap and allows the clinical program to proceed without interruption. Importantly, due to the alignment of safety outcomes across the Alzheimer’s and Parkinson’s studies, the FDA indicated it may consider accepting combined safety data in a future NDA submission.”

The pivotal Phase 3 AD clinical trial of buntanetap (NCT06709014) is currently recruiting patients across the United States and is now 40% complete. The first symptomatic efficacy readout is anticipated in early 2027, followed by a disease-modifying readout expected in early 2028.

About Annovis

Headquartered in Malvern, Pennsylvania, Annovis Bio, Inc. (NYSE: ANVS) is a Phase 3 clinical-stage biotechnology company developing treatments for neurodegenerative diseases such as Alzheimer's disease (AD) and Parkinson's disease (PD). The Company's lead drug candidate, buntanetap (formerly posiphen), is an investigational once-daily oral therapy that inhibits the translation of multiple neurotoxic proteins, including APP and amyloid beta, tau, alpha-synuclein, and TDP-43, through a specific RNA-targeting mechanism of action. By addressing the underlying causes of neurodegeneration, Annovis aims to halt disease progression and improve cognitive and motor functions in patients. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

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Forward-Looking Statements

This press release contains forward-looking statements under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Actual results may differ due to various risks and uncertainties, including those outlined in the Company’s SEC filings under “Risk Factors” in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements except as required by law.

Contact Information:

Annovis Bio Inc.

101 Lindenwood Drive

Suite 225

Malvern, PA 19355

www.annovisbio.com

Investor Contact:

Alexander Morin, Ph.D.

Director, Strategic Communications

Annovis Bio

ir@annovisbio.com